EXHIBIT 99.1

                                LETTER AGREEMENT

[LOGO OF ACTIVE POWER(R)]

November 7, 2005

Mr. Jim Clishem
2128 W. Braker Lane, BK12
Austin, TX 78758

Dear Jim:

This letter is to confirm the offer of employment with Active Power, Inc. ("Active Power"), in the position of President and Chief Operating Officer, reporting to Joe Pinkerton. In consideration of the services to be provided by you during the term of your employment, your initial compensation shall be as follows:

      (a) Biweekly (every 14 days) pay of $9,617.00, which if annualized is $250,000.

      (b) An MBO bonus target that represents up to 100% of your annualized salary. Details to be determined and agreed on by you, Active Power's Compensation Committee and Joe Pinkerton for 2006.

      (c) 300,000 option shares to vest over 4 years of employment subject to Board approval after your employment start date, to be granted upon commencement of employment as President and Chief Operating Officer. A Notice of Grant of Stock Option will be provided following Board approval.

      (d) 50,000 shares of common stock upon acceptance of this offer for a purchase price of $0.001 per share for an aggregate payment of $50. The shares will be subject to a lock-up agreement prohibiting their sale or transfer for a period of one year after issuance. Active Power will have the right to repurchase these shares for $0.001 per share for a period of one year in the event you terminate your employment or your employment is terminated by Active Power for cause. This repurchase right will lapse upon the consummation of a change of control of Active Power. A Restricted Stock Purchase Agreement will be provided upon issuance of the shares.

      (e) 50,000 shares of common stock upon acceptance of this offer for a purchase price of $0.001 per share for an aggregate payment of $50. The shares will be subject to a lock-up agreement prohibiting their sale or transfer for a period of one year after issuance. Active Power will have the right to repurchase these shares for $0.001 per share for a period of one year if (i) you terminate your employment or your employment is terminated by Active Power for cause or (ii) you fail to meet certain company objectives which shall be determined and agreed on by you, Active Power's Compensation Committee and Joe Pinkerton for 2006. This repurchase right will lapse upon the consummation of a change of control of Active Power. A Restricted Stock Purchase Agreement will be provided upon issuance of the shares.

      (f) Miscellaneous: you shall continue to be entitled to participate in any pension or profit-sharing plan, group life insurance plan, hospitalization insurance plan, medical services plan, or any other plan or arrangement of Active Power now or hereafter existing for the benefit of employees generally.

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Please note that your employment at Active Power is "at will", meaning either you or Active Power can terminate the employment relationship at any time, with or without notice and with or without cause. Nothing contained in this confirmation of employment, your offer of employment, or in any other communication, oral or written, between you and Active Power, may modify the at-will relationship, which may only be modified by a written agreement signed by the Chief Executive Officer of Active Power designating a specific term of employment.

I'm excited about your decision to step up into the new role.

Sincerely,
                                             Accepted: /s/ Jim Clishem
                                                       -------------------------
                                                       Jim Clishem

/s/ Joe Pinkerton                            Date:     November 7, 2005
-------------------------
Joe Pinkerton
Chairman & CEO